November 15, 1995

Mr. John Costello, Assistant Treasurer
Fidelity Beacon Street Trust (the trust):
Fidelity Tax-Exempt Money Market Trust
Spartan New Jersey Money Market Portfolio (the funds)
82 Devonshire Street
Boston, Massachusetts  02109

Dear Mr. Costello:

Fidelity Beacon Street Trust is a Delaware business trust initially created under the name Fidelity Beacon Street Trust II under a written Trust Instrument dated June 20, 1991. The name was changed to Fidelity Beacon Street Trust on January 29, 1992.
I am of the opinion that all legal requirements have been complied with in the creation of the trust and that said trust is a duly authorized and validly existing business trust under the laws of the State of Delaware. In this regard, I have relied on the opinion of Delaware counsel, Morris, Nichols, Arsht & Tunnell, contained in a letter dated November 15, 1995 with respect to matters of Delaware law.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Trust Instrument.
Under Article II, Section 2.01, of the Trust Instrument, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series or classes of a Series as the trustees shall from time to time create and establish.
The number of Shares of each Series, and class thereof, authorized thereunder is unlimited and each Share shall be without par value and shall be fully paid and nonassessable.
Under Article II, Section 2.06, the trust shall consist of one or more Series and the trustees of each Series shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Shareholders of any Series of the trust to establish and designate (and to change in any manner) any such Series of Shares with such preferences, voting powers, rights and privileges as the trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares of any Series, and to take such other action with respect to the Shares as the trustees may deem desirable.
Under Article II, Section 2.07, the trustees are empowered to accept investments in the trust in cash or securities from such persons and on such terms as they may from time to time authorize.
Such investments in the trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the trustees may, in their sole discretion, fix the initial Net Asset Value per share of the initial capital contribution, impose a sales charge upon investments in the trust in such manner and at such time as determined by the trustees, or issue fractional shares.
By a vote adopted on June 20, 1991, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of this fund in accordance with the terms included in the then current Registration Statement and subject to the limitations of the Trust Instrument and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 10,768,913,893 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended
October 31, 1995.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable under Delaware law, subject to the possibility that a court might not apply such law as described in the funds' Statements of Additional Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the trust that it or its agents received consideration for the Shares in accordance with the Trust Instrument and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.

Very truly yours,

/s/Arthur S. Loring
Arthur S. Loring
Vice President - Legal